Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159682

CALCULATION OF REGISTRATION FEE

				Amount of
Title of Each Class of	Amount to	Maximum offering	Maximum Aggregate	Registration
Securities to be Offered	be Registered	price per share	Offering Price	Fee(1)
Common Stock, par value $0.0001 per share(2)	11,500,000	$14.50	$166,750,000	$9,305

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the associated rights to purchase Series A Junior Participating Preferred Stock, which initially are attached to and trade with the shares of common stock being registered hereby. No separate consideration is payable for the rights.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 2, 2009

10,000,000 Shares

Common Stock

We are offering 10,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “ME.” The last reported sale price of our common stock on the New York Stock Exchange on June 4, 2009 was $14.65 per share.

The underwriters have an option to purchase a maximum of 1,500,000 additional shares to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before you make your investment decision.

		Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Mariner

Per Share	$14.50	$0.6147365	$13.885264
Total	$145,000,000	$6,147,365	$138,852,635

Delivery of the shares of common stock will be made on or about June 10, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Concurrently with this offering, pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $300 million aggregate principal amount of 11 3/4% senior notes due 2016. The net proceeds from the sale of notes by us in the concurrent notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $284.8 million. We cannot give any assurance that the concurrent notes offering will be completed. Neither offering is contingent upon the completion of the other offering.

Joint Book-Running Managers

Credit Suisse	J.P. Morgan	Merrill Lynch & Co.

Wachovia Securities

Citi	Jefferies & Company

Howard Weil Incorporated
Tudor, Pickering, Holt & Co.
Calyon Securities (USA) Inc.
Capital One Southcoast
Natixis Bleichroeder Inc.

The date of this prospectus supplement is June 4, 2009.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Before you invest in our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus prepared by or on behalf of us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the common stock offered hereunder, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Except as otherwise indicated or where the context otherwise requires, references to “Mariner,” “the Company,” “we,” “us” and “our” refer to Mariner Energy, Inc. and its subsidiaries. The estimates of our proved reserves as of December 31, 2008, 2007 and 2006 included or incorporated by reference in this prospectus supplement are based on reserve reports prepared by Ryder Scott Company, L.P., independent petroleum engineers. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares to cover over-allotments.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus supplement; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K, as amended, and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the volatility of oil and natural gas prices;

S-i

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	risks arising out of our hedging transactions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural events and natural disasters such as loop currents, hurricanes, fires, floods and other natural events, catastrophic events and natural disasters;

•	regulation of the oil and natural gas industry;

•	environmental liabilities;

•	developments in oil-producing and natural gas-producing countries;

•	uninsured or underinsured losses in our oil and natural gas operations;

•	risks related to our level of indebtedness; and

•	risks related to significant acquisitions or other strategic transactions, such as failure to realize expected benefits or objectives for future operations.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of our business. You should pay special attention to the “Risk Factors” section beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risk factors described in our 2008 Annual Report on Form 10-K, as amended, before making an investment decision.

Mariner Energy, Inc.

Mariner Energy, Inc. is an independent oil and gas exploration, development, and production company. We currently operate in three principal geographic areas:

•	Permian Basin, where we are an active driller in the prolific Spraberry field at depths between 6,000 and 10,000 feet. Our increasing Permian Basin operation, which is characterized by long reserve life, stable drilling and production performance, and relatively lower capital requirements, somewhat counterbalances the higher geological risk, operational challenges and capital requirements attendant to most of our Gulf of Mexico deepwater operations. We have expanded our presence in the region, targeting a combination of infill drilling activities in established producing trends, including the Spraberry, Dean and Wolfcamp trends, as well as exploration activities in emerging plays such as the Wolfberry and newer Wolfcamp trends.

•	Gulf of Mexico Deepwater, where we have actively conducted exploration and development projects since 1996 in water depths ranging from 1,300 feet up to 7,000 feet. Employing our experienced geoscientists, extensive seismic database and subsea tieback expertise, we have participated in more than 65 deepwater wells. Our deepwater exploration operation targets larger potential reserve accumulations than are generally accessible onshore or on the Gulf of Mexico shelf.

•	Gulf of Mexico Shelf, where we drill or participate in conventional shelf wells and deep shelf wells extending to 1,300 foot water depths. We currently pursue a two-pronged strategy on the shelf, combining opportunistic acquisitions of legacy producing fields believed to hold exploitation potential and active exploration activities targeting conventional and deep shelf opportunities. Given the highly mature nature of this area and the steep production declines characteristic of most wells in this region, the goal of our shallow water or shelf operation is to maximize cash flow for reinvestment in our deepwater and Permian Basin operations, as well as for expansion into new operating areas.

During 2008, we produced approximately 118.4 Bcfe and our average daily production rate was 323 MMcfe per day. At December 31, 2008, we had 973.9 Bcfe of estimated proved reserves, of which approximately 57% were natural gas and 43% were oil, natural gas liquids (“NGLs”) and condensate. Approximately 70% of our estimated proved reserves were classified as proved developed.

Our Strategy and Our Competitive Strengths

Balanced Growth Strategy

We are a growth company and strive to increase our reserves and production from our existing asset base as well as through expansion into new operating areas. Our management team pursues a balanced growth strategy employing varying elements of exploration, development, and acquisition activities in complementary operating regions intended to achieve an overall moderate-risk growth profile at attractive rates of return under most industry conditions.

•	Exploration: Our exploration program is designed to facilitate organic growth through exploration in a wide variety of exploratory drilling projects, including higher-risk, high-impact projects that have the potential to create substantial value for our stockholders. We view exploration as a core competency.

We typically dedicate a significant portion of our capital program each year to prospecting for new oil and gas fields, including in the Gulf of Mexico deepwater where reserve accumulations are typically much larger than those found onshore or on the shelf. Our explorationists have a distinguished track record in the Gulf of Mexico, making a number of significant deepwater discoveries in the Gulf of Mexico in the last five years. In addition, we believe our reputation for generating high-quality exploration prospects creates potentially valuable partnering opportunities, which enables us to participate in exploration projects developed by other operators.

•	Development: Our development and exploitation efforts are intended to complement our higher-risk, high-impact exploration projects through a variety of moderate-risk activities targeted at maximizing recovery and production from known reservoirs and generating excess cash flow. These activities are also aimed at finding overlooked oil and gas accumulations in and around existing fields and are designed to establish critical operating mass from which to expand in our focus areas. Our geoscientists and engineers have a solid track record in effectively developing new fields, redeveloping legacy fields, rejuvenating production, controlling unit costs, and adding incremental reserves at attractive finding costs in both onshore and offshore fields.

•	Acquisitions: In addition to our internal exploration and development activities on our existing properties, we also compete actively for new oil and gas properties through property acquisitions as well as corporate transactions. Our management team has substantial experience identifying and executing a wide variety of tactical and strategic transactions that augment our existing operations or present opportunities to expand into new operating regions. We primarily focus our acquisition efforts on stable, onshore basins such as the Permian Basin, which can counterbalance our growing deepwater exploration operations, but we also respond in an opportunistic fashion to attractive acquisition opportunities in the Gulf of Mexico. Due to our existing prospect inventory, we are not compelled to make acquisitions in order to grow; however, we expect to continue to pursue acquisitions aggressively on an opportunistic basis as an integral part of our growth strategy.

Our Competitive Strengths

We believe our core resources and strengths include:

Diversity of assets and activities.  Our assets and operations are diversified among the Permian Basin and the Gulf of Mexico deepwater and shelf. Each of these areas involves distinctly different operational characteristics, as well as different financial and operational risks and rewards. Moreover, within these operating areas we pursue a breadth of exploration, development and acquisition activities, which in turn entail unique risks and rewards. By diversifying our assets both onshore and in the Gulf of Mexico, and pursuing a full range of exploration, development and acquisition activities, we strive to mitigate concentration risk and avoid overdependence on any single activity to facilitate our growth. By maintaining a variety of investment opportunities ranging from high-risk, high-impact projects in the deepwater to relatively low-risk, repeatable projects in the Permian Basin, we attempt to execute a balanced capital program and attain a more moderate company-wide risk profile while still affording our stockholders the significant potential upside attendant to an active deepwater exploration company.

Large prospect inventory.  We believe we have significant potential for growth through the exploration and development of our existing asset base. We are one of the largest leaseholders among independent producers in the Gulf of Mexico. Additionally, we are an active participant at MMS lease sales. We were the apparent high bidder on three blocks at the Outer Continental Shelf 207 Lease Sale held on August 20, 2008 by the MMS. The MMS awarded all three blocks to us, yielding an aggregate exposure of $0.9 million. We hold a 100% working interest in each of these blocks. In addition, the MMS awarded us 19 blocks on which we were the apparent high bidder at the Central Gulf of Mexico Lease Sale 206 held by the MMS on March 19, 2008. The awarded blocks involve seven deepwater subsalt prospects (both Miocene and Lower Tertiary), four deepwater prospects, four deep shelf prospects, and one conventional shelf prospect. Our net exposure on the awarded bids was $79.1 million and our working interest ranges from 33% to 100%. Furthermore, in the Permian Basin we have a large and growing asset base that we anticipate is capable of sustaining our current drilling program for a number of years. We believe that our large acreage position makes us less dependent on acquisitions for our growth as compared to companies that have less extensive drilling inventories.

Exploration expertise.  Our seasoned team of geoscientists has made significant discoveries in the Gulf of Mexico and has achieved a cumulative 65% success rate during the three years ended December 31, 2008. Our geoscientists each average almost 30 years of relevant industry experience. We believe our emphasis on exploration allows us a competitive advantage over other companies who are either wholly dependent on acquisitions for growth or only sporadically engage in more limited exploration activities.

Operational control and substantial working interests.  As of December 31, 2008, we served as operator of properties representing approximately 87% of our production and had an average 74% working interest in our operated properties. We believe operating our properties gives us a competitive advantage over non-operating interest holders, particularly in a challenging financial environment, since operatorship better allows us to determine the extent and timing of our capital programs, as well as to assert the most direct impact on operating costs.

Extensive seismic library.  We have access to recent-vintage, regional 3-D seismic data covering a significant portion of the Gulf of Mexico. We use seismic technology in our exploration program to identify and assess prospects, and in our development program to assess hydrocarbon reservoirs with a goal of optimizing drilling, workover and recompletion operations. We believe that our investment in 3-D seismic data gives us an advantage over companies with less extensive seismic resources in that we are better able to interpret geological events and stratigraphic trends on a more precise geographical basis utilizing more detailed analytical data.

Subsea tieback expertise.  We have accumulated an extensive track record in the use of subsea tieback technology, which enables production from subsea wells to existing third-party production facilities through subsea flow line and umbilical infrastructure. This technology typically allows us to avoid the significant lead time and capital commitment associated with the fabrication and installation of production platforms or floating production facilities, thereby accelerating our project start ups and reducing our financial exposure. In turn, we believe this lowers the economic thresholds of our target prospects and allows us to exploit reserves that otherwise may be considered non-commercial because of the high cost of stand-alone production facilities.

Concurrent Notes Offering

Concurrently with this offering of common stock, pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $300.0 million aggregate principal amount of 11 3/4% senior notes due 2016 (the “Notes”) in an underwritten public offering by certain of the underwriters of this offering (the “Notes Offering”). We cannot give any assurance that the concurrent Notes Offering will be completed. Neither offering is contingent upon the completion of the other offering.

The Notes will mature on June 30, 2016 and pay interest semiannually in arrears on June 30 and December 30 of each year, commencing December 30, 2009, at a rate of 11 3/4% per year.

The net proceeds from the sale of the Notes in the concurrent Notes Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $284.8 million. We intend to use the net proceeds from the offering of the Notes to repay borrowings under our bank credit facility. As of March 31, 2009, our total consolidated indebtedness was approximately $1.24 billion. After giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option) and the sale of the Notes and the use of the proceeds as described herein, our total consolidated indebtedness, as of March 31, 2009, would have been approximately $1.1 billion.

Corporate Information

We were incorporated in August 1983 as a Delaware corporation. We have two significant subsidiaries, Mariner Energy Resources, Inc., a Delaware corporation, and Mariner Gulf of Mexico LLC, a Delaware limited liability company. Our corporate headquarters are located at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. Our telephone number is (713) 954-5500 and our website address is www.mariner-energy.com. The information on our website is not a part of this prospectus supplement.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock,” and our second amended and restated certificate of incorporation and our fourth amended and restated bylaws, copies of which will be provided upon request.

Issuer	Mariner Energy, Inc.

Common Stock Offered	10,000,000 shares

Underwriters’ Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock.

Common Stock Outstanding After this Offering[1,2]	100,333,995 shares (as of May 28, 2009)

Use of Proceeds	We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Notes Offering, to repay borrowings under our bank credit facility. See “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under our bank credit facility and will receive a portion of the net proceeds from this offering, which are being applied to repay such debt. See “Underwriting.”

NYSE Symbol	ME

Risk Factors	An investment in our common stock involves risks and uncertainties. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Concurrent Notes Offering	Concurrently with this offering of our common stock, we are offering $300.0 million of our 11 3/4% senior notes due 2016 by means of a separate prospectus supplement and accompanying prospectus.

1 Excludes 645,084 shares issuable as of May 28, 2009 under outstanding options at a weighted average exercise price of $13.88 per share.
2  If the underwriters’ option to purchase additional shares is exercised in full, 101,833,995 shares of common stock will be outstanding.

Summary Financial Information

The following table below shows our summary historical consolidated financial data as of and for the years ended December 31, 2008, 2007 and 2006 and as of and for the three months ended March 31, 2009 and 2008. The summary historical consolidated financial data as of and for the years ended December 31, 2008, 2007 and 2006 are derived from our audited financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of and for the three months ended March 31, 2009 and 2008 are derived from our unaudited financial statements incorporated by reference into this prospectus supplement. Results of operations that were achieved for the three months ended March 31, 2009 and 2008 are not necessarily indicative of the results of operations for the entire year or any future period.

You should read the following data in connection with “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in Part II, Item 8 of our 2008 Annual Report on Form 10-K, as amended, where there is additional disclosure regarding the information in the following table. Our historical results are not necessarily indicative of results to be expected in future periods.

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
		(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Natural gas	$742,370	$534,537	$412,967	$153,338	$179,623
Oil	419,878	284,405	202,744	60,925	113,614
Natural gas liquids	85,715	54,192	40,507	6,469	20,981
Other revenues	52,544	1,631	3,287	22,604	1,679

Total revenues	1,300,507	874,765	659,505	243,336	315,897

Costs and Expenses:
Lease operating expense	231,645	152,627	91,592	53,399	45,647
Severance and ad valorem taxes	18,191	13,101	9,070	3,532	4,610
Transportation expense	14,996	8,794	5,077	4,584	3,019
General and administrative expense	60,613	42,151	33,622	17,411	11,111
Depreciation, depletion and amortization	467,265	384,321	292,180	94,805	119,318
Full cost ceiling test impairment	575,607	—	—	704,731	—
Goodwill impairment	295,598	—	—	—	—
Other property impairment	15,252	—	—	—	—
Other miscellaneous expense	3,052	5,061	494	8,009	537

Total costs and expenses	1,682,219	606,055	432,035	886,471	184,242

OPERATING (LOSS) INCOME	(381,712)	268,710	227,470	(643,135)	131,655
Other Income/(Expenses):
Interest income	1,362	1,403	985	85	326
Interest expense, net of amounts capitalized	(56,398)	(54,665)	(39,649)	(14,402)	(18,571)
Other income	—	5,811	—	—	—

(Loss) Income Before Taxes and Minority Interest	(436,748)	221,259	188,806	(657,452)	113,410
Benefit (Provision) for Income Taxes	48,223	(77,324)	(67,344)	233,334	(41,194)

Net (loss) income	(388,525)	143,935	121,462	(424,118)	72,216
Less: Net income attributable to noncontrolling interest	188	1	—	—	90

NET (LOSS) INCOME ATTRIBUTABLE TO MARINER ENERGY, INC.	$(388,713)	$143,934	$121,462	$(424,118)	$72,126

Earnings per share attributable to Mariner Energy, Inc:
Basic	$(4.44)	$1.68	$1.59	$(4.77)	$0.83
Diluted	$(4.44)	$1.67	$1.58	$(4.77)	$0.82
Weighted average shares outstanding — basic	87,491,385	85,645,199	76,352,666	88,864,648	87,293,730
Weighted average shares outstanding — diluted	87,491,385	86,125,811	76,810,466	88,864,648	88,012,901

	Year Ended December 31,			March 31,
	2008	2007	2006	2009
	(In thousands)

Balance Sheet Data:
Current Assets	$374,953	$248,980	$306,018	$412,422
Current Liabilities	425,564	315,189	239,727	390,065

Working capital deficit	$(50,611)	$(66,209)	$66,291	$22,357

Property and equipment, net	2,929,877	2,420,194	2,012,062	2,317,741
Total assets	3,392,793	3,083,635	2,680,153	2,819,841
Long-term debt, less current maturities	1,170,000	779,000	654,000	1,240,000
Total stockholders’ equity	1,120,320	1,391,019	1,302,591	723,952

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In thousands)

Cash Flow Data:
Net cash provided by operating activities	$862,017	$536,113	$277,161	$125,957	$214,171
Net cash used in investing activities	(1,264,784)	(643,779)	(561,390)	(191,404)	(480,213)
Net cash provided by financing activities	387,429	116,676	289,252	69,535	251,325

Summary Reserve Information

The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2008 based on estimates made in a reserve report prepared by Ryder Scott Company, L.P.

	Estimated Proved Reserve Quantities				PV10 Value(1)
	Natural Gas	Oil	NGLs	Total				Standardized
Geographic Area	(Bcf)	(MMbbls)	(MMbbls)	(Bcfe)	Developed	Undeveloped	Total	Measure
					(In millions of dollars)			(In millions)

Permian Basin	136.2	27.3	22.7	436.6	359.3	(46.3)	313.0
Gulf of Mexico Deepwater	165.9	5.4	0.1	198.7	608.5	25.2	633.7
Gulf of Mexico Shelf	255.9	11.1	2.7	338.6	562.3	158.5	720.8

Total	558.0	43.8	25.5	973.9	1,530.1	137.4	1,667.5

Proved Developed Reserves	420.9	25.9	16.9	677.7				$1,483.0

(1)	PV10 value (“PV10”) is not a measure under generally accepted accounting principles in the United States of America (“GAAP”) and differs from the corollary GAAP measure “standardized measure of discounted future net cash flows” in that PV10 is calculated without regard to future income taxes. Management believes that the presentation of PV10 values is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our estimated proved reserves independent of our individual income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to our reserves. Because many factors that are unique to each individual company affect the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties.

PV10 is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For our presentation of the standardized measure of discounted future net cash flows, please see “Note 16. Supplemental Oil and Gas Reserve and Standardized Measure Information (Unaudited)” in the Notes to the Consolidated Financial Statements in Part II, Item 8 of our 2008 Annual Report on Form 10-K, as amended. The table below provides a reconciliation of PV10 to standardized measure of discounted future net cash flows.

Year Ended
Non-GAAP Reconciliation:	December 31, 2008
(In millions)

Present value of estimated future net revenues (PV10)	$1,667.5
Future income taxes, discounted at 10%	(184.5)

Standardized measure of discounted future net cash flows	$1,483.0

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as change in product prices and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Summary Operating Information

The following table sets forth summary operating information as of December 31, 2008, 2007 and 2006 and as of March 31, 2009 and 2008.

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In thousands, except average sales price)

Net Production:
Natural gas (MMcf)	79,756	67,793	56,064	22,048	20,956
Oil (Mbbls)	4,881	4,214	3,237	970	1,350
Natural gas liquids (Mbbls)	1,558	1,200	838	273	377
Total natural gas equivalent (MMcfe)	118,389	100,273	80,512	29,502	31,315
Average daily production (MMcfe per day)	323	275	221	328	344
Hedging Activities:
Natural gas revenue gain (loss)	$(28,047)	$58,465	$32,881	$42,966	$1,936
Oil revenue gain (loss)	(72,762)	(13,388)	90	20,835	(16,167)

Total hedging revenue gain (loss)	$(100,809)	$45,077	$32,971	$63,801	$(14,231)

Average Sales Prices:
Natural gas (per Mcf) realized(1)	$9.31	$7.88	$7.37	$6.95	$8.57
Natural gas (per Mcf) unhedged	9.66	7.02	6.78	5.01	8.48
Oil (per Bbl) realized(1)	86.02	67.50	62.63	62.81	84.16
Oil (per Bbl) unhedged	100.93	70.68	62.61	41.33	96.13
Natural gas liquids (per Bbl) realized(1)	55.02	45.16	48.37	23.70	55.65
Natural gas liquids (per Bbl) unhedged	55.02	45.16	48.37	23.70	55.65
Total natural gas equivalent ($/Mcfe) realized(1)	10.54	8.71	8.15	7.48	10.03
Total natural gas equivalent ($/Mcfe) unhedged	11.39	8.26	7.74	5.32	10.49
Average Unit Costs per Mcfe:
Lease operating expense	$1.96	$1.52	$1.14	$1.81	$1.46
Severance and ad valorem taxes	0.15	0.13	0.11	0.12	0.15
Transportation expense	0.13	0.09	0.06	0.16	0.10
General and administrative expense	0.51	0.42	0.42	0.59	0.35
Depreciation, depletion and amortization	3.95	3.83	3.63	3.21	3.81

(1)	Average realized prices include the effects of hedges.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and provided under “Where You Can Find More Information,” including our 2008 Annual Report on Form 10-K, as amended. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks described below, elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference.

If any of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

The market price of our common stock may be volatile or may decline.

The market price of our common stock has historically experienced and continues to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Any of the following factors could affect the price of our common stock:

•	demand for oil and natural gas;

•	the success of our drilling program;

•	changes in our drilling schedule;

•	adjustments to our reserve estimates and differences between actual and estimated production, revenue and expenditures;

•	changes in oil and natural gas prices;

•	competition from other oil and gas companies;

•	governmental regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

Many of the risks described elsewhere in “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect our share price.

Delaware law and our amended and restated certificate of incorporation, as amended, and amended and restated bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation, as amended, and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. In addition, in October 2008, we entered into a Rights Agreement, commonly referred to as a “poison pill,” with Continental Stock Transfer & Trust Company and our board of directors declared an accompanying rights dividend. The existence of the Rights Agreement could delay or discourage takeover attempts that stockholders may consider favorable. See “Description of Capital Stock” in the accompanying prospectus.

The United States Court of Appeals for the District of Columbia Circuit has vacated the U.S. Department of the Interior’s 2007 five-year leasing program. The ultimate resolution of this issue could adversely affect the validity of leases we purchased under this program and our operational and financial results.

The Outer Continental Shelf Lands Act (“OCSLA”) directs the U.S. Department of the Interior (“DOI”) to prepare and approve a five-year leasing program specifying the size, timing and location of areas on the Outer Continental Shelf (“OCS”) to be considered and assessed for natural gas and oil leasing during the period covered by the program. An OCS area may be offered for oil and gas leasing only if it has been included in an approved five-year program. The current five-year leasing program covers the period 2007 though 2012 (the “current program”). To date, seven oil and gas lease sales have been held under this program, five of which covered areas in the Gulf of Mexico Region (“GOM”). We hold interests in 63 leases awarded pursuant to these sales in respect of which our net lease bonus exposure is approximately $159.4 million.

On April 17, 2009, the United States Court of Appeals for the District of Columbia Circuit, in the matter entitled Center for Biological Diversity v. Department of the Interior, vacated the current program and remanded it to DOI for reconsideration in light of the court’s ruling. The case arose as a result of petitions filed by three non-profit organizations and an Alaskan village challenging the current program, which includes the expansion of previous lease offerings in areas off the coast of Alaska. The court found that DOI’s environmental sensitivity analysis was irrational and did not comply with certain OCSLA requirements. The court ordered DOI to conduct a more complete environmental sensitivity analysis of different OCS areas and reassess timing and location of the leasing program to properly balance the potential for environmental damage, oil and gas discovery, and adverse impacts on the coastal zone.

The impact of the court’s decision on leases awarded in GOM lease sales held under the current program is unclear. If the decision is interpreted to void lease sales held under the current program and that interpretation is upheld, then revocation of leases awarded in those sales is possible. Pursuant to Applications for Drilling Permits (“ADPs”) approved by the MMS, we have conducted or are conducting operations on four leases awarded under the current program. How future operations in the GOM, including our ability to pursue our planned drilling schedule, may be affected also are unknown. Depending upon the ultimate resolution of the issues arising as a result of court’s decision, our operational and financial results could be adversely affected.

USE OF PROCEEDS

The net proceeds we will receive from this offering will be approximately $138.3 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. If the underwriters exercise their option to purchase additional shares of common stock in full, the net proceeds will be approximately $159.2 million.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Notes Offering, to repay borrowings under our bank credit facility. Funds repaid on our bank credit facility may be reborrowed for general corporate purposes, including to fund the costs of our drilling program and future acquisitions.

As of March 31, 2009, $640 million in aggregate principal amount was outstanding under our bank credit facility and the interest rate on the outstanding borrowings was 3.57%. Our bank credit facility matures on January 31, 2012.

Several of the underwriters have in the past performed investment banking and advisory services for us and were paid customary fees. Affiliates of several of the underwriters are lenders under our bank credit facility and will receive a portion of the net proceeds from this offering, which are being applied to repay such debt. See “Underwriting.”

CAPITALIZATION

The following table shows our cash and cash equivalents and our capitalization as of March 31, 2009 on:

•	an actual basis;

•	an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming the underwriters’ option to purchase additional shares of our common stock is not exercised) and the application of the net proceeds thereof as described under “Use of Proceeds”; and

•	a further as-adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming the underwriters’ option to purchase additional shares of our common stock is not exercised) as well as the concurrent sale of the Notes in the concurrent Notes Offering.

This table should be read together with our financial statements and the related notes incorporated by reference into this prospectus supplement.

	As of March 31, 2009
			As Further
		As Adjusted	Adjusted for
		for this	Concurrent
	Actual	Offering	Notes Offering
	(In thousands, except share data)

Cash and cash equivalents	$7,339	$7,339	$7,339

Total long-term debt:
Bank Credit Facility	$640,000	$501,654	$216,807
8% Senior Notes due 2017	300,000	300,000	300,000
7 1/2% Senior Notes due 2013	300,000	300,000	300,000
11 3/4% Senior Notes due 2016	—	—	291,279	(1)

Total long-term debt	1,240,000	1,101,654	1,108,086

Stockholders’ equity:
Preferred stock, $.0001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $.0001 par value; 180,000,000 shares authorized, 90,006,593 shares issued and outstanding, actual; 180,000,000 shares authorized, 100,006,593 shares issued and outstanding, as adjusted and as further adjusted	9	10	10
Additional paid-in capital	1,077,677	1,216,022	1,216,022
Accumulated other comprehensive income/(loss)	99,601	99,601	99,601
Accumulated deficit	(453,335)	(453,335)	(453,335)

Total stockholders’ equity	723,952	862,298	862,298

Total capitalization	$1,963,952	$1,963,952	$1,970,384

(1)	The $300 million of Notes are recorded at their discounted amount, with the discount to be accrued over the life of the Notes.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is listed on the NYSE under the symbol “ME.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported in composite NYSE trading.

	Price Range
	High	Low

Fiscal Year Ended December 31, 2009
Second Quarter (through June 4, 2009)	$15.72	$7.48
First Quarter	$12.84	$6.46
Fiscal Year Ended December 31, 2008
Fourth Quarter	$20.46	$6.86
Third Quarter	$37.25	$19.20
Second Quarter	$37.38	$26.60
First Quarter	$30.06	$22.80
Fiscal Year Ended December 31, 2007
Fourth Quarter	$25.00	$19.78
Third Quarter	$25.43	$17.82
Second Quarter	$25.87	$19.20
First Quarter	$20.55	$16.88

As of May 28, 2009, there were 757 holders of record of our issued and outstanding common stock. On June 4, 2009, the last reported sale price of our common stock on the NYSE was $14.65 per share.

We currently intend to retain our earnings for the development of our business and do not expect to pay any cash dividends. We did not pay any cash dividends in the periods reflected in the table above.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income and estate tax considerations relating to the purchase, ownership, and disposition of our common stock. This summary addresses only certain U.S. federal income and estate tax considerations of holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	grantor trusts,

•	partnerships or other pass-through entities and investors in such entities,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•	persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of our common stock, including those who are in any of the above categories, should consult their own tax advisors regarding the U.S. federal income and estate tax consequences relating to the purchase, ownership, and disposition of our common stock. The U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than those described below. Moreover, this summary does not address the U.S. federal gift or alternative minimum tax consequences, any U.S. state or local tax consequences, or any foreign tax consequences of the purchase, ownership, and disposition of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal tax consequences relating to the purchase, ownership, and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning, or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

Distributions on Common Stock

If we make a distribution in respect of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, reducing the U.S. Holder’s tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual U.S. Holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which date the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. Holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power or value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale or Exchange of Common Stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or disposition and the U.S. Holder’s adjusted tax basis in our common stock. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup Withholding Tax and Information Reporting Requirements

Unless a holder of common stock is a corporation or other exempt recipient, payments of dividends or of the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax, currently at the rate of 28%, if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends, as discussed below, will be required to (a) properly complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. Holder described in the first bullet point above will be subject to tax on the net gain derived from the disposition under regular U.S. federal income tax rates. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

We believe that we currently are a USRPHC for U.S. federal income tax purposes. However, a non-U.S. Holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on our common stock solely because of our status as a USRPHC so long as our common stock is “regularly traded on an established securities market” and such non-U.S. Holder did not hold directly or indirectly more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period.

If a non-U.S. Holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period or our common stock was not considered to be “regularly traded on an established securities market,” then any gain recognized by a non-U.S. Holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable U.S. federal income tax rates in much the same manner as applicable to United States persons. If our common stock was not considered to be “regularly traded on an established securities market,” a non-U.S. Holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of our common stock.

United States Federal Estate Tax

Shares of common stock held outright by an individual non-U.S. Holder at the time of such non-U.S. Holder’s death will be included in such non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder, unless such holder certifies, under penalties of perjury, that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 4, 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the “representatives”), and the underwriters have severally agreed to purchase the following respective numbers of shares of common stock:

Number
Underwriters	of Shares

Credit Suisse Securities (USA) LLC	4,023,000
J.P. Morgan Securities Inc.	1,340,999
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,340,999
Wachovia Capital Markets, LLC	766,000
Citigroup Global Markets Inc.	361,286
Jefferies & Company, Inc.	361,286
Howard Weil Incorporated	361,286
Tudor, Pickering, Holt & Co. Securities, Inc.	361,286
Calyon Securities (USA) Inc.	361,286
Capital One Southcoast, Inc.	361,286
Natixis Bleichroeder Inc.	361,286

Total	10,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the underwritten equity offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase obligation, the purchase commitments of the non-defaulting underwriters may be increased or the underwritten equity offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 1,500,000 additional shares from us at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The option may be exercised only to cover any over-allotments of common stock. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

The underwriters propose to offer the shares of common stock initially at the public offering price as set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.3688 per share. After the offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriters have agreed to reimburse us up to $500,000 for expenses incurred in connection with this offering.

	Per Share		Total
	Without	With	Without	With
	over-allotment option	over-allotment option	over-allotment option	over-allotment option

Underwriting Discounts and Commissions paid by us	$0.6147365	$0.6147365	$6,147,365	$7,069,470
Expenses payable by us	$0.0506597	$0.0440519	$506,597	$506,597

We have agreed that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of our common stock, (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position of our common stock within the meaning of Section 16 of the Exchange Act or (iv) publicly disclose the intention to do any of the foregoing without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of the underwriting agreement, except for (a) sales of our common stock offered hereby to the underwriters, (b) grants or exercises of equity awards pursuant to terms of a plan in effect on the date of this prospectus supplement and (c) issuances of our common stock or other rights to acquire shares of our common stock that we may issue in connection with transactions with others, including acquisitions, provided the number of shares of common stock issued or issuable upon conversion of any rights to acquire shares of our common stock under clause (c) may not exceed 5% of our outstanding common stock on the date of this prospectus supplement.

Our officers and directors have agreed that, for a period of 60 days after the date of the underwriting agreement, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC; provided that the foregoing shall not apply to (i) shares of common stock acquired in the open market and (ii) transfers made as bona fide gifts and transfers to family members or a trust, so long as, in each case under this clause (ii), such parties agree to be locked-up for the remainder of the 60-day period.

Credit Suisse Securities (USA) LLC has also agreed to permit our directors and executive officers who entered into lock-up agreements with the underwriters to (i) sell or trade any securities during the lock-up period in accordance with the director’s or officer’s existing Rule 10b5-1 trading plans and (ii) enter into any new, or renew or amend any existing, Rule 10b5-1 trading plan, provided that in connection with the entry, renewal or amendment of such plan no shares of common stock shall be scheduled for sale thereunder during the lock-up period. Under these Rule 10b5-1 trading plans, these individuals have contracted or will contract with brokers to buy or sell our securities on a periodic basis. Under these plans, a broker executes trades pursuant to the parameters established by the executive officer or director at the time of the creation of the plan, without further direction from them.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “ME”.

We cannot assure you that prices at which our shares sell in the public market after this offering will not be lower than the offering price.

Several of the underwriters have in the past performed investment banking and advisory services for us and were paid customary fees. The underwriters and/or their affiliates may in the future perform investment banking, advisory and/or commercial banking services for us from time to time for which they may receive customary fees and expenses. Additionally, certain affiliates of the underwriters are counterparties to certain of our commodities hedging contracts. The underwriters may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

Affiliates of several of the underwriters are lenders under our bank credit facility and will receive a portion of the net proceeds from this offering. Because of these relationships, this offering is being conducted in accordance with Financial Industry Regulatory Authority, or FINRA, Rule 5110(h). However, because a bona fide independent market exists for our common stock, FINRA does not require that we use a qualified independent underwriter for this offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this underwritten equity offering and one or more of the underwriters participating in this underwritten equity offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

If you purchase shares of common stock offered by this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing the common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for the underwriters by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Mariner Energy, Inc. and subsidiaries incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K, as amended, and the effectiveness of Mariner Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2008, 2007 and 2006 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of the firm as experts in these matters.

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves of Hydro Gulf of Mexico, L.L.C., the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Hydro Gulf of Mexico, L.L.C. as of December 31, 2007 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are only a part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of this offering:

•	our annual report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2008, filed with the SEC on March 6, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	our current reports on Form 8-K filed with the SEC on March 27, 2009, May 12, 2009 (excluding information furnished under Items 2.02 and 7.01), May 15, 2009 and June 2, 2009;

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on February 10, 2006; and

•	the description of our rights to purchase preferred stock in our registration statement on Form 8-A filed with the SEC on October 14, 2008.

Any statement contained in this prospectus supplement and the accompanying prospectus or a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

The documents incorporated by reference in this prospectus supplement and the accompanying prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Telephone Number: (713) 954-5500
Attention: General Counsel

Prospectus

MARINER ENERGY, INC.

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

We may issue and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Our subsidiaries may guarantee the senior or subordinated debt securities offered by this prospectus.

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ME.”

Investing in our securities involves risks. Please read “Risk Factors” on page 2 of this prospectus and in any applicable prospectus supplement before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement, any written communication from us or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. You should not assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

OUR COMPANY

Mariner Energy, Inc. is an independent oil and gas exploration, development, and production company. We were incorporated in August 1983 as a Delaware corporation.

Our corporate headquarters are located at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. Our telephone number is (713) 954-5500 and our website address is www.mariner-energy.com. The information on our website is not incorporated by reference into, and is not a part of, this prospectus.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “ME.”

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained in this prospectus, in any supplements to this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including the risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

FORWARD-LOOKING STATEMENTS

Various statements in this prospectus and in the documents incorporated by reference herein, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	risks arising out of our hedging transactions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural events and natural disasters such as loop currents, hurricanes, fires, floods and other natural events, catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	environmental liabilities;

•	developments in oil-producing and natural gas-producing countries;

•	uninsured or underinsured losses in our oil and natural gas operations;

•	risks related to our level of indebtedness; and

•	risks related to significant acquisitions or other strategic transactions, such as failure to realize expected benefits or objectives for future operations.

USE OF PROCEEDS

We expect to use the net proceeds from any sale of securities described in this prospectus for general corporate purposes, including but not limited to repayment or refinancing of our debt, acquisitions, working capital, capital expenditures, investments in subsidiaries or joint ventures and the repurchase or redemption of securities. The applicable prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and the timing of the application of the net proceeds will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges as of and for each of the periods indicated is as follows:

Three Months Ended March 31,		Year Ended December 31,
2009(1)	2008	2008(1)	2007	2006	2005	2004

—	6.92	—	4.93	5.61	7.75	16.77

(1)	Due to loss from operations for the year ended December 31, 2008 and the quarter ended March 31, 2009, the ratio coverage was less than 1:1. The Company would have needed to generate additional earnings of $446,399 and $659,700, respectively, to achieve a coverage of 1:1 for the year ended December 31, 2008 and the quarter ended March 31, 2009.

For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges, less capitalized interest, and fixed charges consist of interest expense (net of capitalized interest), plus capitalized interest, plus amortized discounts related to indebtedness.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture to be entered into among us and Wells Fargo Bank, N.A., as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into among us and Wells Fargo Bank, N.A., as trustee. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures are substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of the senior indenture and the form of the subordinated indenture with the SEC as exhibits to the registration statement of which this prospectus is a part, and you should read the indentures for provisions that may be important to you.

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” or “our” refer to Mariner Energy, Inc. only and not to any of its subsidiaries.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither indenture limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

We will describe most of the financial and other specific terms of a series of debt securities in the prospectus supplement for that series. Those terms may vary from the terms described in this prospectus. The specific terms of the debt securities described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus. If there are any differences between the description of the debt securities in such prospectus supplement and this prospectus, the prospectus supplement will control.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct a portion of our operations through our subsidiaries, and a portion of our operating income and cash flow is generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is an important source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that such subsidiaries do not guarantee such debt securities.

Unless we inform you otherwise in the prospectus supplement, neither indenture will contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indentures will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Ranking

We and our subsidiaries are parties to a credit facility, which is secured by liens on substantially all of our assets. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness.

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, including our credit facility and any senior debt securities.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest or premium on any Senior Debt when due; or

•	any other event of default (a “non-payment default”) occurs with respect to any Senior Debt that we have designated if the non-payment default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a non-payment default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the non-payment default.

The subordination will not affect our obligation, which will be absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Subsidiary Guarantees

If specified in the prospectus supplement, subsidiaries of Mariner may guarantee the obligations of Mariner relating to its debt securities issued under this prospectus. The specific terms and provisions of each subsidiary guarantee, including any provisions relating to the subordination of any subsidiary guarantee, will be described in the applicable prospectus supplement. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

Consolidation, Merger and Sales of Assets

Unless we inform you otherwise in the prospectus supplement, the indentures generally permit a consolidation or merger involving us. They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our properties or assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets to any entity unless:

(1) either

•	we are the continuing entity; or

•	the resulting entity is organized under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture; and

(2) immediately after giving effect to the transaction, no default or event of default under the applicable indenture has occurred and is continuing or would result from the transaction.

Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the applicable indenture and the debt securities issued under that indenture; however, in the case of any lease of all or substantially all of our assets, we will not be released from the obligation to pay the principal of and any premium and interest on, or any additional amounts with respect to, the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on or any additional amounts with respect to any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to comply with the covenant prohibiting certain consolidations, mergers and sales of assets;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series issued under that indenture;

•	except as permitted under the terms of an indenture governing a series of debt securities, any guarantee of that series is determined unenforceable or invalid or ceases to be in full force and effect or a guarantor of that series denies or disaffirms its obligations under its guarantee;

•	specified events involving bankruptcy, insolvency or reorganization of us; and

•	any other event of default provided for that series of debt securities.

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

If an event of default relating to certain events of bankruptcy or insolvency of us occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee notice that an event of default is continuing with respect to that series;

•	holders of at least 25% in aggregate principal amount of the debt securities of that series have requested the trustee to pursue the remedy;

•	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	holders of a majority in aggregate principal amount of the debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities.

With respect to subordinated debt securities, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination.”

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

Except as provided in the next four succeeding paragraphs, each indenture and the debt securities issued under each indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all outstanding debt securities of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities), and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of all series affected by the waiver, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all outstanding debt securities of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities), in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of any debt security or change its stated maturity;

•	alter the provisions relating to the redemption or repurchase of any debt securities;

•	make payments on any debt security payable in currency other than as originally stated in the debt security;

•	waive a redemption payment with respect to any debt securities;

•	change the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration), in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

We may not amend the subordinated indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt), except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below), except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

We may issue a particular series of debt securities that is entitled, by its terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such series of debt securities, by consent of holders of a majority in principal amount of such affected series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue a particular series of debt securities or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the assumption of our or any guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our or any guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add additional events of default with respect to all or any series of debt securities;

•	to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;

•	to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to debt securities or release guarantees pursuant to the terms of the indenture;

•	to secure the debt securities; and

•	to establish the form or terms of any debt securities and to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture,

in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Defeasance and Discharge

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge.  An indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under that indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

•	either

(a)	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we or any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

•	no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any subsidiary is a party or by which we or any subsidiary is bound;

•	we or any guarantor has paid or caused to be paid all sums payable by it under the indenture; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustees

Wells Fargo Bank, N.A. will be the trustee under the senior indenture and the subordinated indenture. Wells Fargo Bank, N.A. serves as trustee relating to our other series of senior unsecured indebtedness as of March 31, 2009.

If the trustee becomes a creditor of Mariner or any guarantor, the applicable indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to certain exceptions. The indenture will provide that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Payments and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Book-Entry; Delivery and Form

Unless we inform you otherwise in the prospectus supplement, any debt securities will be issued in registered, global form (“global debt securities”).

The global debt securities will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global debt securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global debt securities may not be exchanged for definitive debt securities in registered certificated form (“certificated debt securities”) except in the limited circumstances.

Transfers of beneficial interests in the global debt securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 180 million shares of common stock, par value of $.0001 each, and 20 million shares of preferred stock, par value of $.0001 each.

The following summary of our capital stock and certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Common Stock

As of May 28, 2009, there were 90,333,995 shares of our common stock issued and outstanding. Our board of directors has reserved 12,500,000 shares for issuance as restricted stock or upon the exercise of stock options granted or that may be granted under our Third Amended and Restated Stock Incentive Plan, as amended or restated from time to time (“Stock Incentive Plan”), approximately 7,042,730 of which, as of May 28, 2009, remained available for grant as restricted stock or subject to options. In addition, our board of directors reserved 156,626 shares of common stock for issuance upon exercise of options granted in connection with a 2006 acquisition (“Rollover Options”). These options are governed by nonstatutory stock option agreements with Mariner Energy, Inc. and are not covered by its Stock Incentive Plan. As of May 28, 2009, the number of shares of common stock issuable upon exercise of Rollover Options was 32,279.

Holders of our common or restricted stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a plurality of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except with respect to election of directors and as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders require the affirmative vote of the holders of a majority of shares of our common stock present in person or by proxy at a meeting at which a quorum is present. Our certificate of incorporation requires approval of 80% of the shares entitled to vote for the removal of a director for cause or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See “— Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws.”

Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and bylaws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 20 million shares of preferred stock, of which 180,000 shares have been designated Series A Junior Participating Preferred Stock. As of May 28, 2009, no preferred shares were outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.

Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, we may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders. Please read “— Shareholder Rights Plan” for a description of the rights to acquire, under certain circumstances, our Series A Junior Participating Preferred Stock.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

General

Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Filling Board of Directors Vacancies; Removal

Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent

Our certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.

Call of Special Meetings

Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at, or bring other business before, an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days before the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was first mailed to our stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of stockholders, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the anniversary date of the proxy statement for the preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.

Authorized but Unissued Shares

Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Opportunity Statute

As permitted by Section 122(17) of the Delaware General Corporation Law, our certificate of incorporation provides that we renounce any interest or expectancy in any business opportunity or transaction in which any of our original institutional investors or their affiliates participate or seek to participate. Nothing contained in our certificate of incorporation, however, is intended to change any obligation or duty that a director may have with respect to our confidential information or prohibit us from pursuing any corporate opportunity.

Amendments to our Certificate of Incorporation and Bylaws

Pursuant to the Delaware General Corporation Law and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our certificate of incorporation also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of the company who is also an interested stockholder; or (3) an associate of the company who is also an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets.

Shareholder Rights Plan

On October 12, 2008, our board of directors adopted a rights plan pursuant to which it declared and paid a dividend of one right (“Right”) for each outstanding share of our common stock to holders of record at the close of business on October 23, 2008. The rights plan is intended to safeguard the interests of our stockholders by serving as a general deterrent to potentially unfair or coercive takeover practices, especially those exploiting market instability. The Rights generally would become exercisable if an acquiring party accumulates 10% or more of our common stock and entitle holders of Rights to purchase stock of either us or an acquiring entity at half of market value. The Rights are governed by a Rights Agreement, dated as of October 12, 2008, between us and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).

Each Right entitles the registered holder to purchase from us under certain circumstances a unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.0001 per share, at a purchase price of $75.00 per fractional share, subject to adjustment. The Rights are not exercisable (and are transferable only with our common stock) until a “Distribution Date” occurs (or they are earlier redeemed or expire), which generally occurs on the 10th day following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of our outstanding common stock or after the commencement or announcement of a tender offer or exchange offer which would result in any such person or group of persons acquiring such beneficial ownership. Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder.

If a person becomes an Acquiring Person, holders of Rights will be entitled to purchase shares of our common stock for one-half its current market price, as defined in the Rights Agreement. This is referred to as a “flip-in event” under the Rights Agreement. After any flip-in event, all Rights that are beneficially owned by an Acquiring Person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to, and otherwise in the best interests of, our stockholders. If the board makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our assets, earning power or cash flow are sold or transferred, each holder of a Right will have the right to purchase shares of the acquiring company’s common stock at a price of one-half the current market price of that stock. This is referred to as a “flip-over event” under the Rights Agreement. An Acquiring Person, and certain related parties, will not be entitled to exercise its or their Rights, which will have become void.

The Rights expire on October 12, 2018 unless extended or earlier redeemed or exchanged by us. We generally are entitled to redeem the Rights at $.001 per Right at any time until the tenth day after the Rights become exercisable. At any time after a flip-in event and before either a person becomes the beneficial owner of 50% or more of our outstanding common stock or a flip-over event, our board of directors may decide to exchange the Rights for shares of our common stock on a one-for-one basis. Rights owned by an Acquiring Person, or by certain related parties, which will have become void, will not be exchanged.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, rights or other securities of Mariner or any other entity or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. You should refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of this offering:

•	our annual report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2008, filed with the SEC on March 6, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	our current reports on Form 8-K filed with the SEC on March 27, 2009, May 12, 2009 (excluding information furnished under Items 2.02 and 7.01), May 15, 2009 and June 2, 2009;

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on February 10, 2006; and

•	the description of our rights to purchase preferred stock in our registration statement on Form 8-A filed with the SEC on October 14, 2008.

Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Telephone Number: (713) 954-5500
Attention: General Counsel

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Mariner Energy, Inc. and subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, as amended, and the effectiveness of Mariner Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2008, 2007 and 2006 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves of Hydro Gulf of Mexico, L.L.C., the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Hydro Gulf of Mexico, L.L.C. as of December 31, 2007 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.